                                                                    EXHIBIT 99.1

                       [ARGYLE LETTERHEAD APPEARS HERE]

                          NEWS FROM ARGYLE TELEVISION

--------------------------------------------------------------------------------

FOR RELEASE: July 17, 1997                                 CONTACT: Bob Marbut
                                                                    210-828-1700



              FCC APPROVES HEARST-ARGYLE TELEVISION TRANSACTION:
                   RECORD DATE FOR STOCKHOLDERS MEETING SET
                   ----------------------------------------


San Antonio, TX . . . Argyle Television, Inc. (NASDAQ: ARGL) today announced that the Federal Communications Commission has granted its approval of the pending combination of Argyle Television, Inc. and the television broadcast group of The Hearst Corporation.

A record date of July 14, 1997 has been set for the Argyle stockholders meeting to consider this transaction. The stockholders meeting is anticipated to occur on August 26, 1997, with the closing of the transaction expected to occur at the end of August or the beginning of September.

Today, Argyle Television, Inc. owns and operates network-affiliated television stations WLWT-TV, the NBC affiliate in Cincinnati, OH; KOCO-TV, the ABC affiliate in Oklahoma City, OK; WNAC-TV, the Fox affiliate in Providence, RI; KITV-TV, the ABC affiliate in Honolulu, HI; WAPT-TV, the ABC affiliate in Jackson, MS; and, KHBS-TV, the ABC affiliate in Fort Smith, AR, and its satellite KHOG-TV, the ABC affiliate in Fayetteville, AR. Following completion of the Hearst transaction, Argyle (which will be renamed "Hearst-Argyle Television, Inc.") will also own WCVB-TV, the ABC affiliate in Boston, MA; WTAE-TV, the ABC affiliate in Pittsburgh, PA; WBAL-TV, the NBC affiliate in Baltimore, MD; KMBC-TV, the ABC affiliate in Kansas City, MO; WISN-TV, the ABC affiliate in Milwaukee, WI; and, WDTN-TV, the ABC affiliate in Dayton, OH, as well as Hearst Broadcast Productions. Hearst-Argyle will also provide management services for WWWB, the WB affiliate in Tampa, FL; WPBF-TV, the ABC affiliate in West Palm Beach, FL; KCWB-TV, the WB affiliate in Kansas City, MO; and two radio stations (WBAL-AM and WIYY-FM, Baltimore, MD) - - these managed stations (other than KCWB-TV) will continue to be owned by The Hearst
Corporation.   Argyle's Series A Common Stock trades on the Nasdaq National
Market System under the symbol "ARGL".